Exhibit 99.3

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but the information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell and are not soliciting an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated , 20

 [FORM OF PRELIMINARY PROSPECTUS SUPPLEMENT TO BE USED IN

CONJUNCTION WITH FUTURE PREFERRED STOCK OFFERINGS](1)

PRELIMINARY PROSPECTUS SUPPLEMENT

(to Prospectus dated                 , 20    )

                                   Shares

Alcentra Capital Corporation

Series        Preferred Stock

Liquidation Preference $  Per Share

We are a specialty finance company that operates as a non-diversified, closed-end management investment company. Our investment objective is to generate both current income and capital appreciation primarily by making direct investments in lower middle-market companies in the form of subordinated debt and, to a lesser extent, senior debt and minority equity investments. We have elected to be regulated as a business development company, or BDC, under the Investment Company Act of 1940. We intend to elect to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, for U.S. federal income tax purposes. We are an ‘‘emerging growth company’’ under the Jumpstart Our Business Startups Act of 2012 and are subject to reduced public company reporting requirements. We are externally managed by our investment adviser, Alcentra NY, LLC, which is registered as an investment adviser with the Securities and Exchange Commission, or the SEC. Alcentra NY provides the administrative services necessary for us to operate. We have limited experience operating as a BDC or a RIC, and Alcentra NY has limited experience serving as an investment adviser to a BDC and a RIC.

We are offering for sale              shares of our preferred stock. We have granted the underwriters a -day option to purchase up to additional shares of our preferred stock at the public offering price, less the underwriting discounts and commissions.

[Add relevant disclosure depending on whether preferred shares are listed or not.]

Please read this prospectus supplement and the accompanying prospectus before investing and keep it for future reference. It contains important information about us that a prospective investor ought to know before investing in our securities. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission. The information is available free of charge by contacting us at 200 Park Avenue, 7th Floor, New York, New York 10166, or by telephone at (212) 922-8240 or on our website at www.alcentracapital.com. The Securities and Exchange Commission, or the SEC, maintains a website at www.sec.gov where such information is available without charge. Information contained on our website is not incorporated by reference into this prospectus supplement, and you should not consider information contained on our website to be part of this prospectus supplement.

(1) In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear in any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

An investment in our preferred stock is very risky and highly speculative. The companies in which we invest are subject to special risks. For example, substantially all of the securities we invest in are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. Below investment grade securities, which are often referred to as ‘‘high yield’’ and ‘‘junk,’’ have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. In addition, a substantial amount of our investment portfolio will consist of debt investments for which issuers will not be required to make principal payments until the maturity of the loans, which will result in a substantial loss to us if such issuers are unable to refinance or repay their debt at maturity. A substantial amount of our subordinated debt and preferred equity investments pay payment-in-kind interest, which potentially creates negative amortization on a loan, resulting in an increase in the amounts that our portfolio companies will ultimately be required to pay us. Further, a material amount of our debt and preferred equity investments have interest reset provisions, which may make it more difficult for the borrowers to make debt repayments to us. Before buying any shares of our preferred stock, you should read the discussion of the material risks of investing in our preferred stock in “Risk Factors” in the accompanying prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$
Sales Load (Underwriting Discounts and Commissions)	$	$
Proceeds to us (before expenses) (1)(2)	$	$

(1) We will incur approximately $[  ] of estimated expenses, excluding the sales load, in connection with this offering. Our shareholders will bear such expenses, including the sales load.

(2) To the extent that the underwriters sell more than [            ] shares of our preferred stock, the underwriters have the option to purchase up to an additional [            ] shares of our preferred stock at the public offering price, less the sales load, within [ ] days of the date of this prospectus supplement. If the underwriters exercise this option in full, the total public offering price, sales load and proceeds to us will be $            , $ and $            , respectively.

The underwriters expect to deliver the shares on or about                 , 20    .

                , 20

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

Page
ABOUT THIS PROSPECTUS SUPPLEMENT	S-1
PROSPECTUS SUPPLEMENT SUMMARY	S-2
SPECIFIC TERMS OF PREFERRED STOCK AND THE OFFERING	S-12
FEES AND EXPENSES	S-14
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	S-16
SUPPLEMENTARY RISK FACTORS	S-17
CAPITALIZATION	S-18
USE OF PROCEEDS	S-19
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS	S-20
DESCRIPTION OF PREFERRED STOCK	S-21
UNDERWRITING	S-24
LEGAL MATTERS	S-26
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	S-26
AVAILABLE INFORMATION	S-26

TABLE OF CONTENTS

PROSPECTUS SUMMARY
THE OFFERING
FEES AND EXPENSES
SELECTED FINANCIAL AND OTHER DATA
SELECTED QUARTERLY DATA
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS
RATIOS OF EARNINGS TO FIXED CHARGES
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
PORTFOLIO COMPANIES
SENIOR SECURITIES
MANAGEMENT
PORTFOLIO MANAGEMENT
MANAGEMENT AGREEMENTS
RELATED PARTY TRANSACTIONS AND CERTAIN RELATIONSHIPS
CONTROL PERSONS AND PRINCIPAL STOCKHOLDERS
DESCRIPTION OF SECURITIES
DESCRIPTION OF OUR CAPITAL STOCK
DESCRIPTION OF OUR PREFERRED STOCK
DESCRIPTION OF OUR SUBSCRIPTION RIGHTS
DESCRIPTION OF OUR WARRANTS
DESCRIPTION OF OUR DEBT SECURITIES
DESCRIPTION OF OUR UNITS
PLAN OF DISTRIBUTION
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
REGULATION
CUSTODIAN, TRANSFER AGENT AND REGISTRAR
BROKERAGE ALLOCATION AND OTHER PRACTICES
LEGAL MATTERS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AVAILABLE INFORMATION
INDEX TO FINANCIAL STATEMENTS

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized any other person to provide you with different information from that contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, any shares of our preferred stock by any person in any jurisdiction where it is unlawful for that person to make such an offer or solicitation or to any person in any jurisdiction to whom it is unlawful to make such an offer or solicitation. The information contained in this prospectus supplement and the accompanying prospectus is complete and accurate only as of their respective dates, regardless of the time of their delivery or sale of our preferred stock. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information different from or additional to the information in that prospectus.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of preferred stock and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus, the information in this prospectus supplement shall control. Please carefully read this prospectus supplement and the accompanying prospectus together with any exhibits and the additional information described under “Available Information” before you make an investment decision.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights some of the information in this prospectus. It is not complete and may not contain all of the information that you may want to consider. You should read the more detailed information set forth under ‘‘Risk Factors’’ and the other information included in this prospectus carefully.

Except as otherwise indicated, the terms: ‘‘we,’’ ‘‘us,’’ ‘‘our’’ ‘‘Alcentra Capital’’ and the ‘‘Company’’ refer to Alcentra Capital Corporation; our ‘‘Adviser’’ or ‘‘Alcentra NY’’ refers to our investment adviser, Alcentra NY, LLC.

Alcentra Capital Corporation

We are a specialty finance company that operates as a non-diversified, closed-end management investment company. We have elected to be regulated as a business development company, or BDC, under the Investment Company Act of 1940, as amended, which we refer to as the 1940 Act. In addition, commencing with our tax year ending December 31, 2014, we intend to elect for U.S. federal income tax purposes to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, which we refer to as the Code.

We provide customized debt and equity financing solutions to lower middle-market companies, which we define as companies having annual earnings, before interest, taxes, depreciation and amortization, or EBITDA, of between $5 million and $15 million, and/or revenues of between $10 million and $100 million, although we may selectively make investments in larger or smaller companies. Our investments typically range in size from $5 million to $15 million.

Our Adviser has a history of investing in companies that seek capital to use for growth initiatives, change in ownership in leveraged buyouts or a generational change of ownership, or what we refer to as Growth Companies. We define a Growth Company as a company that has experienced growth of at least two to three times the rate of gross domestic product, or GDP or have a catalyst to achieve that type of growth. It has been the experience of our Adviser’s investment team that Growth Companies typically incur less leverage than larger companies in order to maintain the financial flexibility to continue to invest in the growth of their businesses. In the experience of our Adviser’s investment team, our targeted industry sectors tend to have a greater proportion of Growth Companies and therefore offer greater investment opportunities to pursue. Our targeted industry sectors are: healthcare and pharmaceutical services; defense, aerospace, homeland security and government services; business and outsourced services; and energy services. We may also make investments in portfolio companies that do not possess these characteristics or are outside of these industry sectors.

Our investment activities are managed by our Adviser pursuant to the terms of an investment advisory and management agreement, which we refer to as the Investment Advisory Agreement. We expect to source investments primarily through the extensive network of relationships that the principals of our Adviser have developed with financial sponsor firms, financial institutions, middle-market companies, management teams and other professional intermediaries.

On May 14, 2014, we completed our initial public offering or IPO, at a price of $15.00 per share. Through our IPO we sold 6,666,666 shares for gross proceeds of approximately $100,000,000. On June 6, 2014, we sold 750,000 shares through the underwriters’ exercise of the overallotment option for gross proceeds of $11,250,000.

On April 15, 2015, we completed a $40 million offering of unsecured notes (the ‘‘InterNotes’’) which commenced on January 29, 2015. The InterNotes_ bear interest at a rate of 6.5% and 6.375% payable semi-annually and have maturities ranging from five to seven years. The net proceeds of $39.2 million were used to reduce the outstanding borrowings on the Credit Facility.

Formation Transactions

On May 8, 2014, we purchased a portfolio of approximately $155.9 million in debt and equity investments which consisted of all of the investment assets of BNY Mellon-Alcentra Mezzanine III, L.P., which we refer to as Fund III, except for its equity investment and warrants in GTT Communications. We refer collectively to the portfolio investments that we acquired from Fund III as the Fund III Acquired Assets. We purchased the Fund III Acquired Assets from Fund III for $64.3 million in cash and $91.5 million in shares of our common stock . Concurrent with our acquisition of the Fund III Acquired Assets, we also purchased approximately $29 million of debt and equity investments held by BNY Alcentra Group Holdings, Inc., which we refer to as the Alcentra Group, for $29 million in cash.

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Portfolio Composition

We originate and invest primarily in middle-market companies (typically those with $5.0 million to $15.0 million of EBITDA) through first lien, second lien, unitranche and mezzanine debt financing, often times with a corresponding equity investment.

As of June 30, 2015, we had $285.2 million (at fair value) invested in 29 portfolio companies. Our portfolio included approximately 34% of first lien debt, 19.8% of second lien debt, 25.7% of mezzanine debt and 20.5% of equity investments at fair value. Going forward we intend to reduce our equity allocation to approximately 10 − 15% of our portfolio investments. At June 30, 2015, our average portfolio company investment at amortized cost and fair value was approximately $9.6 million and $9.8 million, respectively, and our largest portfolio company investment by amortized cost and fair value was approximately $16.6 million and $18.3 million, respectively. At June 30, 2015, 46% of our debt investments bore interest based on floating rates (subject to interest rate floors), such as LIBOR, and 54% bore interest at fixed rates. We intend to continue to re-balance our portfolio going forward with more investments that are floating rate loans.

The weighted average yield on all of our debt investments as of June 30, 2015 was approximately 12.1%. The weighted average yield of our debt investments is not the same as a return on investment for our stockholders but, rather, relates to a portion of our investment portfolio and is calculated before the payment of our subsidiary fees and expenses. The weighted average yield was computed using the effective interest rates for all of our debt investments, which represents the interest rate on our debt investment restated as an interest rate payable annually in arrears and is computed including cash and payment in kind, or PIK interest, as well as accretion of original issue discount. As a result, the weighted average yield figure set forth above does not represent the cash interest payments we received on our debt investments during the period noted above. In this regard, the weighted average cash yield on all of our debt investments as of June 30, 2015 was approximately 10.5%. These yields do not include the dividends, including PIK dividends, received on our preferred equity investments. PIK dividends on preferred equity functions in much the same way as PIK interest on debt investments in that it is paid in the form of additional preferred securities and not cash. There can be no assurance that the weighted average yield and the weighted average cash yield will remain at their current levels.

The companies in which we invest are typically highly leveraged, and, in most cases, our investments in such companies are not rated by any rating agency. If such investments were rated, we believe that they would likely receive a below-investment grade rating from a nationally recognized statistical rating organization, which is often referred to as ‘‘high-yield’’ or ‘‘junk.’’ Exposure to below-investment grade securities involves certain risks, and those securities are viewed as having predominately speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. In addition, a substantial portion of our investment portfolio consists of debt investments for which issuers are not required to make principal payments until the maturity of the loans, which may result in a substantial loss to us if such issuers are unable to refinance or repay their debt at maturity. As of June 30, 2015, approximately 21.2% of the income we received from our portfolio companies was in the form of non-cash income, such as contractual pay-in-kind, or PIK, interest. Since PIK interest involves us recognizing income without receiving cash representing such income, we may have difficulty meeting the annual distribution requirement applicable to RICs. Our failure to meet the annual distribution requirements could reduce the amounts available for distributions. In addition, the PIK feature of our subordinated debt and preferred equity investments increases our credit risk exposure over the life of the investments given that it increases the amounts that our portfolio companies will ultimately be required to pay us. Furthermore, we have not previously been required to manage our portfolio in accordance with the RIC asset diversification requirements. See ‘‘Risk Factors — If we are unable to meet the RIC asset diversification requirements, we may fail to qualify as a RIC’’ and ‘‘— PIK interest payments we receive increase our assets under management and, as a result, increases the amount of base management fees and incentive fees payable by us to our Adviser’’.

Organizational Structure

The following chart shows the ownership structure and various entities affiliated with us and our Adviser.

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(1)	For tax purposes, certain of our equity investments purchased are held by a wholly-owned subsidiary of ours.

Our Adviser

Our investment activities are managed by Alcentra NY, our investment adviser. Alcentra NY is the U.S. subsidiary of Alcentra Group, an asset management platform focused on below-investment grade credit, often referred to as ‘‘high-yield’’ or ‘‘junk.’’ Alcentra Group has offices in London, Dusseldorf, Singapore, New York and Boston and manages more than 75 investment vehicles and accounts totaling more than $23 billion in assets. The Alcentra Mezzanine professionals of our Adviser have worked together for more than 8 years and as of June 30, 2015 have invested more than $500 million in lower middle-market companies. Alcentra Mezzanine combines significant credit analysis, structuring capability and transactional experience within the larger credit investment platform of Alcentra Group.

Our Adviser is responsible for sourcing investment opportunities, conducting industry research, performing diligence on potential investments, structuring our investments and monitoring our portfolio companies on an ongoing basis through a team of investment professionals.

Our Adviser’s investment team is led by Paul J. Echausse, our President and Chief Executive Officer, and David Scopelliti, our Senior Vice President. Mr. Echausse was a founding member of Alcentra Mezzanine in 1998 through the investment of subordinated debt investments on the Bank of New York platform. Our Investment Committee is comprised of Paul J. Echausse, our President and Chief Executive Officer, Paul Hatfield, Chairman of our board of directors, Kevin Bannon, David Scopelliti, our Senior Vice President and Ellida McMillan, our Chief Accounting Officer. Members of our Investment Committee together with other investment professional of our Adviser, collectively have more than 60 years of such experience investing and lending across changing market cycles. As of June 30, 2015, the investment professionals of our Adviser have invested more than $500 million in debt and equity securities of primarily lower middle-market companies.

Our Adviser combines significant credit analysis, structuring capability and transaction experience within the larger credit investment platform of the Alcentra Group. See ‘‘Business — Alcentra Group and BNY Mellon.’’

We have entered into the Investment Advisory Agreement with our Adviser pursuant to which we pay a base management fee and incentive fees to our Adviser for its services under the agreement. See ‘‘Management Agreements — Investment Advisory Agreement — Management Fees.’’ Our Adviser has agreed to waive its fees (base management and incentive fee), without recourse against or reimbursement by us, for the remainder of the quarter in which the IPO was completed and the subsequent four quarters to the extent required in order for us to earn a quarterly net investment income to maintain a targeted dividend payment on shares of common stock outstanding on the relevant dividend payment dates of 9.0% (to be paid on a quarterly basis).

Our Administrator

We have entered into a fund administration and accounting agreement, or the Administration Agreement, with State Street Bank and Trust Company, pursuant to which State Street provides us with financial reporting, post-trade compliance, and treasury services. Pursuant to the Administration Agreement, we pay a fixed annual fee, paid in monthly installments in arrears, along with additional fees and expenses as incurred each month. See ‘‘Management Agreements — Administration Agreement.’’

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Alcentra Mezzanine

Alcentra Mezzanine, a division of Alcentra NY, has sponsored three private investment funds that focus on subordinated debt and equity investments in middle market companies, each of which is managed by Alcentra NY. Fund III, the last of the private investment funds, was formed in 2010 and is owned by institutional, family office and private wealth investors.

Alcentra Mezzanine combines significant credit analysis, structuring capability and transactional experience within the larger credit investment platform of the Alcentra Group.

Alcentra Group and BNY Mellon

The Alcentra Group was formed in 2002 through the merger of two asset management divisions from Barclays Bank Plc in the United Kingdom and Imperial Credit Industries, Inc. In January 2006, Alcentra Group was purchased by BNY Mellon. As a wholly-owned subsidiary of Bank of New York Mellon Corporation, which we refer to as BNY Mellon, the Alcentra Group manages approximately $25 billion in below-investment grade debt assets across more than 75 investment vehicles and funds. The Alcentra Group collectively employed 125 investment professionals as of June 30, 2015. Alcentra Group is the specialist below-investment grade debt manager within BNY Mellon’s group of asset management boutiques.

BNY Mellon is one of the largest bank holding companies in the U.S. with a market capitalization of approximately $46.4 billion and is also one of the largest securities servicing organizations with $28.6 trillion of assets under custody and administration and boasts a global platform across 35 countries as of June 30, 2015. BNY Mellon is a substantial player in asset management with approximately $1.7 trillion of assets under management as of June 30, 2015.

BNY Mellon also maintains a substantial ‘‘Wealth Management’’ business that provides investment advisory services to high net worth individuals, families and family offices. As of June 30, 2015, BNY Mellon’s Wealth Management business has 41 offices, many of which are in major metropolitan cities throughout the country, and manages more than $201 billion on behalf of their clients. BNY Mellon’s Wealth Management group interacts regularly with privately owned businesses and the family owners thereof. The Alcentra Mezzanine team maintains an active calling program on these offices as a source of deal flow and deal referrals. We utilize our access to the BNY Wealth Management platform as an important component of our network of relationships in sourcing investment opportunities.

Credit Facility

In connection with the IPO, we entered into a senior secured revolving credit agreement (Credit Facility) with ING Capital LLC, as administrative agent and lender. The Credit Facility had an initial commitment of $80 million with an accordion feature that allows for an increase in total commitments to $160 million. The Credit Facility was amended on August 11, 2015 to increase the accordion feature to allow for a future increase of the total commitments up to $250,000,000, subject to satisfaction of certain conditions at the time of any such future increase. As amended, the Credit Facility has a maturity date of August 11, 2020 and bears interest, at our election, at a rate per annum equal to (i) 2.25% plus the highest of a prime rate, the Federal Funds rate plus 0.5%, three month LIBOR plus 1%, and zero or (ii) 3.25% plus the one, three or six month LIBOR rate, as applicable. At such time as we and certain of our subsidiaries reach a combined net worth of $230 million, the interest rate per annum will be reduced to (i) 2.00% plus the highest of a prime rate, the Federal Funds rate plus 0.5%, three month LIBOR plus 1%, and zero or (ii) 3.00% plus the one, three or six month LIBOR rate, as applicable. The Credit Facility is secured by a first priority security interest in all of our portfolio investments, the equity interests in certain of our direct and indirect subsidiaries and substantially all of our other assets. We are also subject to customary covenants and events of default typical of a facility of this type. As of June 30, 2015, total commitments under the Credit Facility were $38.1 million.

Business Strategy

Our investment objective is to generate both current income and capital appreciation primarily by making direct investments in lower middle-market companies in the form of senior debt, unitranche, second lien, subordinated debt and, to a lesser extent, senior debt and minority equity investments. The companies in which we invest are typically highly leveraged, and, in most cases, our investments in such companies will not be rated by any rating agency. If such investments were rated, we believe that they would likely receive a rating below-investment grade, which is often referred to as ‘‘high-yield’’ and ‘‘junk.’’ While our primary investment focus is to make loans to, and selected equity investments in, privately-held lower-middle-market companies, we may also make selective investments in larger or smaller companies. Our business strategy to achieve our investment objective consists of (1) identifying market opportunity; (2) distinguishing our competitive advantages; (3) evaluating investment opportunities and (4) sourcing, structuring and supervising investments.

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Market Opportunity

We believe that the limited amount of capital available to lower middle-market companies, coupled with the desire of these companies for flexible and partnership-oriented sources of capital, creates an attractive investment environment for us. We believe the following factors will continue to provide us with opportunities to grow and deliver attractive returns to our stockholders.

The Lower Middle-market Represents a Large, Underserved Market. We believe that lower middle-market companies, most of which are privately held, are relatively underserved by traditional capital providers such as commercial banks, finance companies, hedge funds and collateralized loan obligation funds. Further, we believe that companies of this size generally are less leveraged relative to their enterprise value, as compared to larger companies with a greater range of financing options.

Reduced Availability of Capital for Lower Middle-market Companies Presents Opportunity for Attractive Risk-adjusted Returns. Beginning with the credit crisis that began in 2007, we believe that the subsequent exit of traditional capital providers from lower middle-market lending created a less competitive market and an increased opportunity for alternative funding sources like us to generate attractive risk-adjusted returns. The remaining lenders and investors in the current environment require lower levels of senior and total leverage, increased equity commitments and more comprehensive covenant packages than were customary prior to the credit crisis. We believe that our ability to offer flexible financing solutions positions us to take advantage of this dislocation.

Regulatory Changes have Decreased Competition among Lower Middle-market Lenders. We believe recent regulatory changes, including the adoption of the Dodd-Frank Act and the introduction of new international capital and liquidity requirements under the Basel III Accords have caused banking institutions to curtail their lending to lower middle-market companies. As a result, we believe that less competition will facilitate higher quality deal flow and allow for greater selectivity for us throughout the investment process.

Large Pools of Uninvested Private Equity Capital should Drive Future Transaction Velocity. We expect that private equity firms will remain active investors in lower middle-market companies. Private equity funds generally seek to leverage their investments by combining their equity capital with senior secured loans and/or mezzanine debt provided by other sources, and we believe that our investment strategy positions us well to partner with such private equity investors, although there can be no assurance that we will be successful in this regard. Although our interests may not always be aligned with the private equity sponsors of our portfolio companies given their positions as the equity holders and our position as the debt holder in our portfolio companies, we believe that private equity sponsors will provide significant benefits including incremental due diligence, additional monitoring capabilities and a potential source of capital and operational expertise for our portfolio companies.

Growth Companies Typically Pursue Mezzanine Debt as an Efficient Cost of Capital. Mezzanine debt can be an effective source of capital for companies experiencing rapid growth. We typically focus on companies that can achieve a revenue growth rate of at least two to three times the rate of GDP growth. It is not uncommon for Growth Companies to grow faster than their bank can provide debt to support that growth. Growth Companies therefore have two primary capital market options to fund that growth: (i) raise private equity from individuals or institutions; or (ii) raise mezzanine debt capital. We believe that mezzanine debt capital can be a more cost effective alternative for Growth Companies, and can be more competitive than raising private equity capital.

Competitive Advantages

Experienced Management Team. Members of our Adviser’s investment committee and other investment professionals of our Adviser collectively have more than 60 years of experience investing and lending across changing market cycles. These professionals have diverse backgrounds with prior experience in investment and management positions at investment banks, small business investment companies, which we refer to as SBICs, commercial banks and privately held companies. The investment professionals of our Adviser have invested more than $500 million in debt and equity securities of primarily lower middle-market companies. We believe this experience provides our Adviser with an in-depth understanding of the strategic, financial and operational challenges and opportunities of lower middle-market companies. Further, we believe this positions our Adviser to effectively identify, assess, structure and monitor our investments.

Strong Transaction Sourcing Network. Our Adviser’s investment professionals possess an extensive network of long-standing relationships with private equity firms, middle-market senior lenders, junior-capital partners, SBICs, financial intermediaries, law firms, accountants and management teams of privately owned businesses. We believe that the combination of these relationships and our reputation as a reliable, responsive and value-added financing partner will generate a steady stream of new investment opportunities and proprietary deal flow.

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Access to the BNY Wealth Management Platform. BNY Mellon maintains a substantial Wealth Management business that provides investment advisory and other services to high net worth individuals, families and family offices. BNY Mellon’s Wealth Management group interacts regularly with privately owned businesses and the family owners thereof. The Alcentra Mezzanine team maintains an active calling program on these offices as a source of deal flow and deal referrals. We utilize our access to the BNY Wealth Management platform as an important component of our network of relationships in sourcing investment opportunities.

Flexible Financing Solutions. We offer a variety of financing structures and have the flexibility to structure our investments to meet the custom needs of our portfolio companies, including among investment types and investment terms. Typically we invest in subordinated debt, coupled with an equity or equity-like component to increase the total investment return profile. We believe our ability to offer a variety of financing arrangements makes us an attractive partner to lower middle-market companies and enables our Adviser to identify attractive investment opportunities throughout economic cycles and across a company’s capital structure.

Rigorous Underwriting Policies and Active Portfolio Management. Our Adviser has implemented rigorous underwriting policies that are followed in each transaction. These policies include an extensive review and credit analysis of portfolio companies, historical and projected financial performance as well as an assessment of the portfolio company’s business model and forecasts which are designed to assess investment prospects via a thorough analysis of each potential portfolio company’s competitive position, financial performance, management team operating discipline, growth potential and industry attractiveness. In addition, we structure our debt investments with protective financial covenants, designed to proactively address changes in a portfolio company’s financial performance. Covenants are negotiated before an investment is completed and are based on the projected financial performance of the portfolio company. These processes are designed to, among other things, provide us with an assessment of the ability of the portfolio company to repay its debt at maturity. After investing in a portfolio company, we monitor the investment closely, receiving financial statements on at least a quarterly basis as well as annual audited financial statements. We analyze and discuss in detail the portfolio company’s financial performance with management in addition to attending regular board meetings. We believe that our initial and ongoing portfolio review process allows us to identify and maintain superior risk adjusted return opportunities in our target portfolio companies.

Minimize Portfolio Concentration. While we focus our investments in lower middle-market companies, we seek to diversify our portfolio across various industries, geographic sectors and private equity or other sponsors. We actively monitor our investment portfolio to ensure we are not overly concentrated across industries, geographic sectors or financial sponsors. By monitoring our investment portfolio in this manner we seek to reduce the effects of economic downturns associated with any particular industry sector or geographic region.

Access to the Alcentra Group Platform. We seek to leverage the depth and breadth of resources of the Alcentra Group platform across all aspects of its operations, benefiting from the Alcentra Group’s investment professionals, who in addition to their credit expertise, possess industry expertise. As of December 31, 2014, the Alcentra Group employs more than 27 senior analysts that closely follow a variety of industries, including healthcare, defense and business services. This unique access to in-house expertise will also be utilized in the ongoing monitoring of our investments.

Investment Guidelines for Evaluating Investment Opportunities

We believe that investing in debt of privately held companies provides several potential benefits, including:

• current income;

• priority in capital structure

• covenants and portfolio monitoring; and

• predictable exits.

We use the following guidelines in evaluating investment opportunities and constructing our portfolio. However, not all of these guidelines have been, or will be, met in connection with each of our investments.

Current Income. Senior term loans and mezzanine securities contractually provide either a fixed or variable coupon payable on a monthly or quarterly basis. We will seek to invest in debt securities that generate interest rate coupons of between 8 − 10% on our senior term loan investments, and total coupons of between 12 − 15% on our mezzanine investments, comprised of 10 − 12% paid in cash plus 2 − 3%paid in PIK interest.

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Priority in Capital Structure. In liquidation, debt holders typically are repaid first, with the remaining capital distributed to the equity holders. The structural priority of debt investing is a key component of our investment strategy to preserve capital.

Covenant and Portfolio Monitoring. We debt investments with financial covenants, which are used to proactively address changes in a company’s financial performance. Typical financial covenant tests include minimum EBITDA, total debt/EBITDA and fixed charge coverage. Covenants are negotiated before an investment is completed and are set based on the projected financial performance of the portfolio company. As the portfolio company reports monthly, quarterly or annual results, covenants are tested for compliance. If a portfolio company breaches a covenant, debt holders have several options available including waiving the covenant default, demanding repayment in full or modifying the terms of the debt in exchange for a fee or enhanced economic features, amongst others.

Predictable Exit. We execute each investment with a particular exit strategy determined by a variety of factors, including the portfolio company’s financial position, anticipated growth dynamics and the existing mergers & acquisitions environment. Mezzanine investments are typically structured with a bullet maturity, which is typically one year greater than the maturity on the senior debt facility. With either security, the investment will have a finite life, whereby the portfolio company is contractually required to repay the loan. Repayment typically occurs in the event of a refinancing, recapitalization or sale/merger of the company.

Operating and Regulatory Structure

Our investment activities are managed by our Adviser and supervised by our board of directors, a majority of whom are independent of our Adviser and its affiliates. Our Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, which we refer to as the Advisers Act. Under the Investment Advisory Agreement, we have agreed to pay Alcentra NY an annual base management fee based on our gross assets as well as an incentive fee based on our performance. See ‘‘Management Agreements — Management Fee’’ and ‘‘Incentive Fee.’’ Our Adviser also provides us with certain administrative and other services necessary for us to operate pursuant to the Investment Advisory Agreement. See ‘‘Management Agreements.’’

As a BDC, we are required to comply with certain regulatory requirements. The 1940 Act and the Code impose numerous constraints on the operations of BDCs and RICs. BDCs are required, for example, to invest at least 70% of their total assets primarily in securities of U.S. private or thinly traded public companies, cash, cash equivalents, U.S. government securities and other high-quality debt instruments that mature in one year or less from the date of investment. Moreover, qualification for taxation as a RIC requires satisfaction of certain source-of-income, asset diversification and distribution requirements. The 1940 Act also contains prohibitions and restrictions relating to transactions between BDCs and their affiliates (including any investment advisers), principal underwriters and affiliates of those affiliates or underwriters. However, we may seek to co-invest on a concurrent basis with funds or entities managed by our Adviser, BNY Mellon or their affiliates, subject to compliance with existing regulatory guidance, applicable regulations and our allocation procedures. Certain types of co-investment transactions would only be permitted pursuant to an exemptive order from the SEC. Any such order will be subject to certain terms and conditions. Further there is no assurance that this application for exemptive relief will be granted by the SEC. See ‘‘Regulation.’’

Also, while we may borrow funds to make investments, our ability to use debt is limited in certain significant aspects. In particular, BDCs must have at least 200% asset coverage calculated in accordance with the 1940 Act in order to incur debt or issue preferred stock (which we refer to collectively as ‘‘senior securities’’). As a result, we are required to finance our investments with at least as much equity as senior securities in the aggregate.

In addition, we intend to elect for U.S. federal income tax purposes to be treated as, and to qualify annually as, a RIC under the Code. As a consequence of our proposed RIC status, as well as our status as a BDC, our asset growth is dependent on our ability to raise equity capital through the issuance of common stock. RICs generally must distribute substantially all of their earnings to stockholders as dividends in order to preserve their status as a RIC and avoid corporate-level U.S. federal income tax. This requirement, in turn, generally prevents us from using earnings to support our operations, including making new investments. See ‘‘Certain U.S. Federal Income Tax

Considerations.’’

Recent Developments

[include any recent development]

Implications of Being an Emerging Growth Company

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We qualify as an emerging growth company, as that term is used in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include an exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, for so long as we qualify as an emerging growth company.

In addition, Section 7(a)(2)(B) of the Securities Act and Section 13(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as amended by Section 102(b) of the JOBS Act provide that an emerging growth company can take advantage of the extended transition period for complying with new or revised accounting standards. However, pursuant to Section 107 of the JOBS Act, we are choosing to ‘‘opt out’’ of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We could remain an emerging growth company until the earlier of (a) up to five years measured from the IPO, (b) the last day of the first fiscal year in which our annual gross revenues are $1 billion or more, (c) the date that we become a ‘‘large accelerated filer’’ as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (d) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Summary Risk Factors

An investment in our Securities is subject to risks. The following is a summary of the principal risks that you should carefully consider before investing in our Securities. In addition, see ‘‘Risk Factors’’ and the other information included in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our Securities.

• Both we and our Adviser have a limited history of operating and advising a BDC or a RIC, and we may not be able to operate our business successfully or generate sufficient revenue to make or sustain distributions to our stockholders.

• We may not replicate the historical results achieved by other entities managed or advised by our Adviser.

• We are dependent upon key personnel of our Adviser and the Alcentra Group for our future success. If our Adviser or the Alcentra Group were to lose any of its key personnel, our ability to achieve our investment objective could be significantly harmed.

• Our business model depends to a significant extent upon our Adviser’s network of relationships with financial sponsors, service providers and other intermediaries. Any inability of our Adviser to maintain or develop these relationships, or the failure of these relationships to generate investment opportunities, could adversely affect our business.

• Our financial condition, results of operations and cash flows will depend on our ability to manage our business effectively.

• There are significant potential conflicts of interest that could negatively affect our investment returns, including the management of certain private investment funds by Alcentra NY and other investment advisers affiliated with the BNY Mellon Group.

• We are restricted in our ability to enter into transactions with entities deemed to be our affiliates, which may limit the scope of investments available to us.

• Regulations governing our operation as a BDC affect our ability to and the way in which we raise additional capital and, as a RIC, the necessity of raising additional capital may expose us to risks, including the typical risks associated with leverage.

• If we are unable to meet the RIC asset diversification requirements, we may fail to qualify as a RIC.

• We finance our investments with borrowed money, which magnifies the potential for gain or loss on amounts invested and may increase the risk of investing in us.

• Because we use debt to finance our investments, changes in interest rates will affect our cost of capital and net investment income.

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• A general increase in interest rates will likely have the effect of increasing our net investment income, which would make it easier for our Adviser to receive incentive fees.

• To the extent interest rates increase, this may negatively impact the operating performance of our portfolio companies due to increasing debt service obligations and, therefore, may affect our results of operations.

• Adverse developments in the credit markets may impair our ability to borrow money.

• Most of our portfolio investments are recorded at fair value as determined in good faith by our board of directors and quoted prices or observable inputs are not generally available to determine such values, resulting in the use of significant unobservable inputs in our quarterly valuation process.

• Defaults by our portfolio companies would harm our operating results.

• The inability of our portfolio companies to pay interest and principal when due may contribute to a reduction in the net asset value per share of our common stock, our ability to pay dividends and to service our contractual obligations, and may negatively impact the market price of our common stock and other securities that we may issue.

• Our activities may be limited as a result of being controlled by a bank holding company.

• Investors may lose all or part of their investment in us.

• The market price of our common stock may fluctuate significantly.

• Investing in our common stock may involve an above average degree of risk.

• Sales of substantial amounts of our common stock in the public market may have an adverse effect on the market price of our common stock.

• Provisions of the Maryland General Corporation Law and of our charter and bylaws could deter takeover attempts and have an adverse impact on the price of our common stock.

• Shares of our common stock have traded at a discount from net asset value and may do so in the future.

• You may not receive dividends or our dividends may decline or may not grow over time.

• We will have broad discretion over the use of proceeds of any offering made pursuant to this prospectus, to the extent it is successful.

• Your interest in us may be diluted if you do not fully exercise your subscription rights in any rights offering.

• If we issue preferred stock, the net asset value and market value of our common stock will likely become more volatile.

• Holders of any preferred stock we might issue would have the right to elect members of our board of directors and class voting rights on certain matters.

Significant Material Actual and Potential Conflicts of Interest

We have conflicts of interest arising out of the investment advisory activities of our Adviser and other operations of Alcentra Group and BNY Mellon. For example, we are an affiliate of BNY Mellon, which is a leading provider of financial services for institutions, corporations and high net worth individuals, providing asset management and wealth management, asset servicing, issuer services, clearing services and treasury services through a worldwide client-focused team. While we may benefit from BNY Mellon’s relationship and activities, situations will arise in which the interests of BNY Mellon and its affiliates will conflict with our interests and the interests of our stockholders. For example, we face potential conflicts of interest, including those relating to:

• advisory services, lending and loan syndication;

• conflicting investment interests;

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• time commitment of professionals;

• transactions with BNY Mellon and its affiliates; and

• competing funds and allocation policies.

In addition, as a result of restrictions imposed on bank holding companies and entities managed by bank holding companies (including us), our Adviser may be required or may decide to structure an investment in a manner that would be less favorable to us than structures available to a non-regulated entity. See ‘‘Related Party Transactions and Certain Relationships’’ and ‘‘Risk Factors — Risks Relating to our Business and Structure — There are significant potential conflicts of interest that could negatively affect our operations and investment returns.’’

Corporate Information

Our principal executive offices are located at 200 Park Avenue, 7th Floor, New York, New York 10166, and our telephone number is (212) 922-8240. We maintain a website located at www.alcentracapital.com. Information on our website is not incorporated into or a part of this prospectus.

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SPECIFIC TERMS OF THE PREFERRED STOCK AND THE OFFERING

This prospectus supplement sets forth certain terms of our preferred stock that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to the back of this prospectus supplement. This section outlines the specific legal and financial terms of our preferred stock. You should read this section together with the more general description of our preferred stock in this prospectus supplement under the heading “Description of Preferred Stock” and in the accompanying prospectus under the headings “Description of Our Capital Stock — Preferred Stock” and “Description of Our Preferred Stock” before investing in our preferred stock. Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus.

Shares of Series [ ] Preferred Stock offered by us	shares excluding shares of preferred stock issuable pursuant to the overallotment often granted to the Underwriters.

Shares of Series [ ] Preferred Stock Outstanding after this Offering	shares excluding shares of preferred stock issuable pursuant to the overallotment often granted to the Underwriters.

Use of proceeds	We intend to use the net proceeds from selling our securities for general corporate purposes, which includes investing in debt and equity securities, repayment of any outstanding indebtedness and other general corporate purposes. See “Use of Proceeds” in this prospectus supplement for more information.

Dividend Rate	% per annum

Dividend Payment Dates	, , and or each year, commencing on ,

Record Dates	, , and

[ ] symbol	“ ”

Liquidation Preference	The liquidation preference of our preferred stock is $ per share.

Restrictions on Dividend, Redemption and Other Payments	No full dividends and distributions will be declared or paid on the preferred stock for any dividend period, or a part of a dividend period, unless the full cumulative dividends and distributions due through the most recent dividend payment dates for all outstanding shares of preferred stock have been, or contemporaneously are, declared and paid through the most recent dividend payment dates for each series of preferred stock. If full cumulative dividends and distributions due have not been paid on all outstanding preferred stock of any series, any dividends and distributions being declared and paid on preferred stock will be declared and paid as nearly pro rata as possible in proportion to the respective amounts of dividends and distributions accumulated but unpaid on the shares of each such series of preferred stock on the relevant dividend payment date. No holders of preferred stock will be entitled to any dividends and distributions in excess of full cumulative dividends and distributions as provided in the Certificate of Designations.

Optional Redemption

The preferred stock may be redeemed, in whole or in part, at any time after       , at a redemption price per share equal to the applicable percentage set forth below multiplied by the sum of the liquidation preference per share plus accrued but unpaid dividends not previously added to the liquidation preference on such share.

Year       Applicable Percentage       %

Redemption at the Option of the Holder

On and after       ,       , each holder of our preferred stock will have the right to require us to repurchase all or any part of such holder’s preferred stock at a purchase price per share equal to % of the sum of the liquidation preference per share plus accrued but unpaid dividends. In addition, each holder of our preferred stock will have the right to require us to repurchase all or any part of such holder’s preferred stock at a purchase price per share equal to       % of the sum of the liquidation preference per share plus accrued but unpaid dividends upon the occurrence of certain fundamental changes.

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Voting Rights	Voting rights associated with the preferred stock are described under the heading “Description of Preferred Stock—Voting Rights.”

Rating	The preferred stock is not rated.

Conversion	[Describe any applicable conversion provisions set forth in the Certificate of Designations.]

Exchange	[Describe any applicable exchange provisions set forth in the Certificate of Designations.]

Material U.S. Federal Income Tax Consequences	[Insert summary disclosure regarding federal income tax consequences of an investment in the preferred stock.]

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FEES AND EXPENSES

The following table is intended to assist you in understanding the costs and expenses that you will bear directly or indirectly. We caution you that some of the percentages indicated in the table below are estimates and may vary. Except where the context suggests otherwise, whenever this prospectus supplement contains a reference to fees or expenses paid by ‘‘us,’’ ‘‘the Company’’ or ‘‘Alcentra Capital,’’ or that ‘‘we’’ will pay fees or expenses, you will indirectly bear such fees or expenses as an investor in the Company.

Shareholder transaction expenses:
Sales load (as a percentage of offering price)		%(1)
Offering expenses (as a percentage of offering price)		%(2)
Dividend reinvestment plan expenses		%(3)
Total shareholder transaction expenses (as a percentage of offering price)		%
Annual expenses (as a percentage of net assets attributable to common stock):
Base management fee payable under Investment Advisory Agreement		%(4)
Incentive fees payable under Investment Advisory Agreement		%(5)
Interest payments on borrowed funds		%(6)
Other expenses		%(7)(8)
Acquired fund fees and expenses	—	%(9)
Total annual expenses		%(10)

(1)	In the event that the shares to which this prospectus relates are sold to or through underwriters, a corresponding prospectus supplement will disclose the applicable sales load.
(2)	The offering expenses of this offering are estimated to be approximately $.
(3)	The expenses of the dividend reinvestment plan are included in ‘‘other expenses.’’ For additional information, see ‘‘Dividend Reinvestment Plan’’ in the accompanying prospectus.
(4)	Our base management fee, payable quarterly in arrears, is at an annual rate as follows: 1.75% of our gross assets (i.e., total assets held before deduction of any liabilities), including assets purchased with borrowed amounts or other forms of leverage and excluding cash and cash equivalents such as investments in U.S. Treasury Bills (even if such cash and cash equivalents were purchased using leverage), if our gross assets are below $625 million; 1.625% if our gross assets are between $625 million and $750 million; and 1.5% if our gross assets are greater than $750 million. These various management fee percentages (i.e., 1.75%, 1.625% and 1.5%) would apply to our entire gross assets in the event our gross assets exceed the various gross asset thresholds. For example, if our gross assets were $800 million, we would pay the Adviser a management fee of 1.5% on the entire $800 million of gross assets. The fact that our base management fee is payable based upon our gross assets may encourage Alcentra NY to use leverage to make additional investments. For purposes of this table, the SEC requires that the ‘‘Management fees’’ percentage be calculated as a percentage of net assets attributable to common stock, rather than total assets, including assets that have been funded with borrowed monies because common stockholders bear all of this cost. See ‘‘Investment Advisory Agreement.’’
(5)	For more detailed information about the incentive fee calculations, see the ‘‘Investment Advisory Agreement’’ section of this prospectus.
(6)	Assumes we maintain our level of outstanding borrowings for the ended . “Interest payments on borrowed funds” represents our expected interest expense for the next twelve months, as well as commitment, unused and other fees, plus underwriting discounts, fees and expenses, less premiums, associated with debt obligations which are amortized over the life of such obligations based on the average level of outstanding borrowings. We may also issue preferred stock, which may be considered a form of leverage. While we have no present intent to do so during the twelve months following the date of this prospectus, in the event we were to issue preferred stock, our borrowing costs, and correspondingly our total annual expense, including our base management fee as a percentage of our net assets, would increase. See ‘‘Senior Securities’’ in this prospectus.
(7)	Includes our overhead expenses, including payments under the Investment Advisory Agreement based on our allocable portion of overhead and other expenses incurred by our Adviser as well as a fixed annual fee, along with additional fees and expenses as incurred by State Street as administrator. See ‘‘Management Agreements.’’

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(8)	Estimated.
(9)	Our shareholders indirectly bear the expenses of underlying funds or other investment vehicles that would be investment companies under section 3(a) of the 1940 Act but for the exceptions to that definition provided for in sections 3(c)(1) and 3(c)(7) of the 1940 Act (“Acquired Funds”) in which we invest. We do not currently invest in underlying funds or other investment companies.
(10)	The holders of shares of our common stock indirectly bear the cost associated with our annual expenses.

Examples

The following examples demonstrates the projected dollar amount of total cumulative expenses over various periods with respect to a hypothetical investment in our common stock. In calculating the following expense amounts, we have assumed we would have no additional leverage and that our annual operating expenses would remain at the levels set forth in the table above. The expense amounts assume an annual base management fee 1.75% for each year. In the event that shares to which this prospectus relates are sold to or through underwriters, a corresponding prospectus supplement will restate this example to reflect the applicable sales load.

	1 year	3 years	5 years	10 years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return

The foregoing table is to assist you in understanding the various costs and expenses that an investor in our common stock will bear directly or indirectly. While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. The incentive fee under the Investment Advisory Agreement, which, assuming a 5% annual return, would either not be payable or have an insignificant impact on the expense amounts shown above, is not included in the example. If the 5% annual return was generated from only realized capital gains subject to the capital gains incentive fee under our investment advisory agreement, the projected dollar amount of total cumulative expenses over various periods with respect to the same hypothetical investment in our common stock would be as follows:

	1 year	3 years	5 years	10 years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return from only realized capital gains subject to the capital gains incentive fee

While the examples assume reinvestment of all dividends and distributions at net asset value, if our board of directors authorizes and we declare a cash dividend, participants in our dividend reinvestment plan who have not otherwise elected to receive cash will receive a number of shares of our common stock, determined by dividing the total dollar amount of the dividend payable to a participant by the market price per share of our common stock at the close of trading on the valuation date for the dividend. See ‘‘Dividend Reinvestment Plan’’ in the accompanying prospectus for additional information regarding our dividend reinvestment plan.

These examples and the expenses in the table above should not be considered a representation of our future expenses, and actual expenses (including the cost of debt, if any, an other expenses) may be greater or less than those shown.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus constitute forward-looking statements, which relate to future events or our future performance or financial condition. The forward-looking statements contained in this prospectus involve risks and uncertainties, including statements as to:

•	our future operating results;
•	our business prospects and the prospects of our portfolio companies;
•	the effect of investments that we expect to make;
•	our contractual arrangements and relationships with third parties;
•	actual and potential conflicts of interest with our Adviser;
•	the dependence of our future success on the general economy and its effect on the industries in which we invest;
•	the ability of our portfolio companies to achieve their objectives;
•	the use of borrowed money to finance a portion of our investments;
•	the adequacy of our financing sources and working capital;
•	the timing of cash flows, if any, from the operations of our portfolio companies;
•	the ability of our Adviser to locate suitable investments for us and to monitor and administer our investments;
•	the ability of our Adviser to attract and retain highly talented professionals;
•	our ability to qualify and maintain our qualification as a RIC and as a BDC; and
•	the effect of changes to tax legislation and our tax position.

Such forward-looking statements may include statements preceded by, followed by or that otherwise include the words “may,” “might,” “will,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “potential,” “plan” or similar words.

We have based the forward-looking statements included in this prospectus on information available to us on the date of this prospectus, and we assume no obligation to update any such forward-looking statements. Actual results could differ materially from those anticipated in our forward-looking statements, and future results could differ materially from historical performance. We undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law or SEC rule or regulation.

You should understand that, under Sections 27A(b)(2)(B) of the Securities Act and Section 21E(b)(2)B of the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with any offering of securities pursuant to this prospectus or in any report that we file under the Exchange Act.

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SUPPLEMENTARY RISK FACTORS

Investing in our preferred stock involves a number of significant risks. Before you invest in our preferred stock, you should be aware of various risks, including those described below and those set forth in the accompanying prospectus. You should carefully consider these risk factors, together with all of the other information included in this prospectus supplement and the accompanying prospectus, before you decide whether to make an investment in our preferred stock. The risks set out below are not the only risks we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us may also impair our operations and performance. If any of the following events occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected. In such case, our net asset value and the trading price of our common stock could decline, and you may lose all or part of your investment. The risk factors described below, together with those set forth in the accompanying prospectus, are the principal risk factors associated with an investment in us as well as those factors generally associated with an investment company with investment objectives, investment policies, capital structure or trading markets similar to ours.

If we issue preferred stock, the net asset value and market value of our common stock will likely become more volatile.

We cannot assure you that the issuance of preferred stock would result in a higher yield or return to the holders of our common stock. The issuance of preferred stock would likely cause the net asset value and market value of the common stock to become more volatile. If the dividend rate on the preferred stock were to approach the net rate of return on our investment portfolio, the benefit of leverage to the holders of the common stock would be reduced. If the dividend rate on the preferred stock were to exceed the net rate of return on our portfolio, the leverage would result in a lower rate of return to the holders of common stock than if we had not issued preferred stock. Any decline in the net asset value of our investments would be borne entirely by the holders of common stock. Therefore, if the market value of our portfolio were to decline, the leverage would result in a greater decrease in net asset value to the holders of common stock than if we were not leveraged through the issuance of preferred stock. This greater net asset value decrease would also tend to cause a greater decline in the market price for the common stock. We might be in danger of failing to maintain the required asset coverage of the preferred stock or of losing our ratings, if any, on the preferred stock or, in an extreme case, our current investment income might not be sufficient to meet the dividend requirements on the preferred stock. In order to counteract such an event, we might need to liquidate investments in order to fund a redemption of some or all of the preferred stock. In addition, we would pay (and the holders of common stock would bear) all costs and expenses relating to the issuance and ongoing maintenance of the preferred stock, including higher advisory fees if our total return exceeds the dividend rate on the preferred stock. Holders of preferred stock may have different interests than holders of common stock and may at times have disproportionate influence over our affairs.

Holders of any preferred stock we might issue would have the right to elect members of our board of directors and class voting rights on certain matters.

Holders of any preferred stock we might issue, voting separately as a single class, would have the right to elect two members of our board of directors at all times and in the event dividends become two full years in arrears would have the right to elect a majority of the directors until such arrearage is completely eliminated. In addition, preferred shareholders have class voting rights on certain matters, including changes in fundamental investment restrictions and conversion to open-end status, and accordingly can veto any such changes. Restrictions imposed on the declarations and payment of dividends or other distributions to the holders of our common stock and preferred stock, both by the 1940 Act and by requirements imposed by rating agencies, if any, or the terms of our credit facility, if any, might impair our ability to maintain our qualification as a RIC for federal income tax purposes. While we would intend to redeem our preferred stock to the extent necessary to enable us to distribute our income as required to maintain our qualification as a RIC, there can be no assurance that such actions could be effected in time to meet the tax requirements.

[Insert risk factors applicable to the preferred stock and any additional relevant risk factors not included in the base prospectus to the extent required to be disclosed by applicable law or regulation.]

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CAPITALIZATION

The following table sets forth our capitalization as of              , 20      :

•	on an actual basis; and

•	on an as adjusted basis to give effect to the sale of shares of our preferred stock in this offering at an assumed public offering price of $ per share (the last reported closing price of our preferred stock on , 20 ), after deducting the estimated underwriting discounts and commissions of approximately $ and estimated offering expenses of approximately $ payable by us.

You should read this table together with “Use of Proceeds” and financial statements and related notes thereto included elsewhere in this prospectus supplement and the accompanying prospectus.

As of , 20
	Actual	As Adjusted (unaudited)
(in thousands)
Assets:
Cash and cash equivalents	$	$
Investments
Other assets
Total assets	$	$

Liabilities:
Credit Facility	$	$
Alcentra Capital Internotes®	$	$
Notes
Other liabilities	$	$
Total liabilities	$	$
Net assets	$	$

Shareholders’ equity:
Common stock, par value $0.001 per share; 100,000,000 shares authorized, shares outstanding	$	$
Total stockholders’ equity	$	$
Total liabilities and stockholders’ equity	$	$

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USE OF PROCEEDS

We estimate that we will receive net proceeds from the sale of the          shares of our preferred stock in this offering of approximately $         million, or approximately $         million if the underwriters exercise their option to purchase additional shares in full (in each case using the last reported closing price of our preferred stock on                 , 20 of $     per share), after deducting estimated offering expenses of approximately $ payable by us.

We intend to use the net proceeds from the sale of our securities for general corporate purposes, which include investing in debt and equity securities, repayment of any outstanding indebtedness, acquisitions and other general corporate purposes.

We anticipate that substantially all of the net proceeds from any offering of our securities will be used as described above within twelve months, but in no event longer than two years, depending on the availability of attractive opportunities and market conditions. However, there can be no assurance that we will be able to achieve this goal.

Pending such uses and investments, we will invest the remaining net proceeds primarily in cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment. The management fee payable by us to our investment adviser will not be reduced while our assets are invested in such securities. Our ability to achieve our investment objective may be limited to the extent that the net proceeds of any offering, pending full investment, are held in lower yielding short-term instruments.

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RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

[Insert information required by Item 503(d) of Regulation S-K at time of offering.]

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DESCRIPTION OF PREFERRED STOCK

This prospectus supplement sets forth certain terms of our preferred stock that we are offering pursuant to this prospectus supplement and the accompanying prospectus. This section outlines the specific legal and financial terms of the preferred stock. You should read this section together with the more general descriptions of the preferred stock in the accompanying prospectus under the headings “Description of Our Capital Stock — Preferred stock” and “Description of Our Preferred Stock” in the accompanying prospectus before investing in our preferred stock. This summary is not necessarily complete and is subject to and entirely qualified by reference to our charter and bylaws.

The following is a brief description of the terms of our preferred stock. This is not a complete description and is subject to and entirely qualified by reference to our articles of incorporation, as amended, and the certificate of designation setting forth the terms of the preferred stock. These documents are filed with the SEC as exhibits to our registration statement of which this prospectus supplement is a part, and the Certificate of Designation is attached as Appendix A to this prospectus supplement.

General

At the time of issuance the Preferred Stock will be fully paid and non-assessable and have no preemptive, conversion or exchange rights or rights to cumulative voting. The Preferred Stock and all other preferred stock that we may issue from time to time in accordance with the 1940 Act, if any, are senior as to dividends and distributions to our common stock. We may issue additional series of preferred stock in the future to the extent permitted under the 1940 Act.

Dividends

Holders of our Preferred Stock are entitled to receive dividends per shares in an amount equal to        % per annum, or the dividend rate. Dividends will be payable quarterly in arrears on        ,       ,       ,        ,       , and        ,        (each, a “Dividend Payment Date”), commencing on       ,        to holders of record as of the immediately preceding       ,       ,        and       . [In addition, in the event a cash dividend or other distribution in cash is declared on our common stock, holders of our Preferred Stock will be entitled to receive an additional amount equal to the liquidation preference divided by       , as may be adjusted from time to time, times the cash amount per share distributed or to be distributed in respect of our common stock.]

Dividends payable at the dividend rate will begin to accrue and be cumulative from       ,       , whether or not we have funds legally available for such dividends or such dividends are declared, and shall compound on each Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date). Dividends that are payable on the Preferred Stock on any Dividend Payment Date shall be payable to holders of record of the Preferred Stock as they appear on the stock register of the Company on the record date for such dividend.

Dividends on our Preferred Stock will be computed on the basis of a [360-day year consisting of twelve 30-day months]. The amount of dividends payable on our preferred stock on any date prior to the end of a dividend period, and for the initial dividend period, will be computed on the basis of a [360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month].

Cash dividends will be paid only to the extent we have assets legally available for such payment and only when authorized by our Board of Directors and declared by us. Dividends not paid in cash will be added to the liquidation preference.

We will not declare any dividend (other than a dividend payable in common stock) or other distribution on our common stock or purchase any common stock unless at the time of the declaration of such dividend or distribution or at the time of any such purchase we have an asset coverage of at least 200%, as computed in accordance with the 1940 Act, after deducting the amount of such dividend, distribution or purchase price.

Voting Rights

Except for matters that do not require the vote of holders of the Preferred Stock under the 1940 Act and except as otherwise provided in the certificate of incorporation or bylaws, in the Certificate of Designation or as otherwise required by applicable law, (1) each holder of Preferred Stock will be entitled to one vote for each share of Preferred Stock held on each matter submitted to a vote of stockholders of the Company and (2) the holders of outstanding Preferred Stock and shares of common stock shall vote together as a single class on all matters submitted to stockholders. Notwithstanding the foregoing, the holders of the Preferred Stock, voting as a separate class, will have the right to elect [two] members of the Board of Directors. The holders of outstanding shares of common stock together with the holders of outstanding shares of Preferred Stock, voting together as a single class, will elect the remaining members of the Board of Directors.

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In addition, in the event that dividends on the Preferred Stock are unpaid in an amount equal to two full years’ dividends on the Preferred Stock, we will increase the size of our Board of Directors such that the holders of the Preferred Stock, voting as a separate class, will have the ability to elect a majority of the members of the Board of Directors until such time as all dividends in arrears shall have been paid or otherwise provided for at which point the size of the Board of Directors shall be decreased and the term of such additional directors shall terminate.

During the period in which any shares of Preferred Stock are outstanding, we will not, without the affirmative vote of the holders of a majority of the outstanding shares of Preferred Stock determined with reference to a “majority of outstanding voting securities” as that term is defined in Section 2(a)(42) of the 1940 Act (a “1940 Act Majority”), voting as a separate class:

•	amend, alter or repeal any of the preferences, rights or powers of the Preferred Stock so as to affect materially and adversely such preferences, rights or powers [(for purposes of the foregoing, no matters shall be deemed to adversely affect any right, preference or power unless such matter (i) alters or abolishes any preferential right of the Series [ ] Preferred Stock; (ii) creates, alters or abolishes any right in respect of redemption of the Series [ ] Preferred Stock; or (iii) creates or alters (other than to abolish) any restriction on transfer applicable to the Series [ ] Preferred Stock)]; or

•	create, authorize or issue shares of any class of capital stock ranking senior to or on a parity with the Preferred Stock with respect to the payment of dividends or the distribution of assets, or any securities convertible into, or warrants, options or similar rights to purchase, acquire or receive, such shares of capital stock ranking senior to or on a parity with the Preferred Stock or reclassify any authorized shares of our capital stock into any shares ranking senior to or on a parity with the Preferred Stock (except that, notwithstanding the foregoing, the Board of Directors, without the vote or consent of the holders of the shares of Series [ ] Preferred Stock may from time to time authorize, create and classify, and the Company, to the extent permitted by the 1940 Act, may from time to time issue, shares or series of preferred stock ranking on a parity with the Series [ ] Preferred Stock with respect to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Company, and may authorize, reclassify and/or issue any additional Series [ ] Preferred Stock, including shares previously purchased or redeemed by the Company); provided that any such class of Capital Stock shall be created, authorized or issued only to the extent permitted by the 1940 Act).

The affirmative vote of the holders of a 1940 Act Majority of the outstanding shares of Preferred Stock, voting as a separate class, will be required to approve any plan of reorganization (as such term is used in the 1940 Act) adversely affecting such shares or any action requiring a vote of our security holders under Section 13(a) of the 1940 Act.

Redemption

Optional Redemption. The Preferred Stock may be redeemed, in whole or in part, at any time after ,         , at our option, upon giving notice of redemption at a redemption price per share equal to the applicable percentage set forth below multiplied by the sum of the liquidation preference per share plus accrued but unpaid dividends not previously added to the liquidation preference on such share. The following redemption prices are for shares of Preferred Stock redeemed during the -month period commencing on of the years set forth below:

Year           Applicable Percentage

Redemption at the Option of the Holder. Upon the occurrence of certain bankruptcy events or the delisting of our common stock from a national securities exchange, each holder of the Preferred Stock will have the right to require us to repurchase all or any part of the holder’s Preferred Stock at a purchase price per share equal to          % of the sum of the liquidation preference per share plus accrued but unpaid dividends not previously added to the liquidation preference on such share.

On and after       ,        , each holder of the Preferred Stock will have the right, by providing written notice to us, to require us to repurchase all or any part of the holder’s Preferred Stock at a purchase price equal to      % of the sum of the liquidation preference per share plus accrued but unpaid dividends not previously added to the liquidation preference on such share.

Partial Redemption. In case of any partial redemption of the preferred stock, the shares to be redeemed will be selected pro rata. Subject to the provisions of the Certificate of Designation, we have full power and authority to prescribe the terms and conditions upon which shares of preferred stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

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Redemption Procedures. We will provide notice of any redemption of the preferred stock by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on our books and through any means required under the 1940 Act. Such mailing shall be at least     days and not more than        days before the date fixed for redemption.

Liquidation

Upon any liquidation, dissolution or winding up by us, whether voluntary or involuntary, the holders of shares of our preferred stock will be entitled to be paid (before any distribution or payment is made upon any shares of common stock) the liquidation preference per share. However, if upon liquidation, the available funds and assets to be distributed among the holders of our Preferred Stock are insufficient to permit payment in full of the liquidation preference per share, then our entire available funds and assets upon liquidation shall be distributed ratably among the holders on a pro rata basis.

If there are any of our available funds or assets upon liquidation remaining after the payment or distribution to the holders of the Preferred Stock of their full preferential amounts described above, all such remaining available funds and assets shall be distributed as follows: [describe applicable payment priority provisions].

Modification

Without the consent of any holders of the Preferred Stock, we, when authorized by resolution of the Board of Directors may amend or modify these terms of the Preferred Stock to cure any ambiguity, correct or supplement any provision herein which may be inconsistent with any other provision in the Certificate of Designation, make any other provisions with respect to matters or questions arising under these terms of the Preferred Stock that are not inconsistent with the provisions in the Certificate of Designation.

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UNDERWRITING

[ ], [ ] and [ ] are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Number of Shares

Total

The underwriters are committed to take and pay for all of the preferred shares being offered, if any are taken, other than the preferred shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more preferred shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional [         ] preferred shares from us. They may exercise that option for [   ] days. If any preferred shares are purchased pursuant to this option, the underwriters will severally purchase preferred shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions (sales load) to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase [         ] additional preferred shares. This offering will conform to the requirements set forth in Financial Industry Regulatory Authority Rule 2310. In compliance with such requirements, the underwriting discounts and commissions in connection with the sale of securities will not exceed 10% of gross proceeds of this offering.

	No Exercise	Full Exercise

Per Share	$	$

Total	$	$

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $            per share from the public offering price. If all the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We and each of our directors and officers has agreed that, for a period of          days from the date of this Prospectus Supplement (the “Lock-up Period”), such party will not, without the prior written consent of           ,           and           , on behalf of the underwriters, offer, pledge, sell, contract to sell or otherwise dispose of or agree to sell or otherwise dispose of, directly or indirectly or hedge any shares or any securities convertible into or exchangeable for preferred shares, provided, however, that we may issue and sell shares of common stock pursuant to our dividend reinvestment plan and other limited exceptions.           ,           and           in their sole discretion may release any of the securities subject to these lock-up agreements at any time.

[Add relevant disclosure depending on whether preferred shares are listed or not.]

In connection with the offering, the underwriters may purchase and sell shares of preferred stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the preferred stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of preferred stock made by the underwriters in the open market prior to the completion of the offering.

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The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own account, may have the effect of preventing or retarding a decline in the market price of the company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the preferred stock. As a result, the price of the preferred stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $           .. We will pay all of the expenses incurred by us in connection with this offering.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates may, from time to time, perform various financial advisory and investment banking services for the company, for which they will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The principal business address of            ,          ,          , and .

Each of the underwriters may arrange to sell preferred shares offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so.

[Describe any other specific transactions and compensation related thereto to the extent required to be disclosed by applicable law or regulation.]

[Insert applicable legends for jurisdictions in which offers and sales may be made.]

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LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Sutherland Asbill & Brennan LLP, Washington, District of Columbia. Certain legal matters in connection with the securities offered hereby will be passed upon for the underwriters by             ,             ,             ..

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

[Include information regarding Alcentra Capital Corporation’s independent registered public accounting firm to the extent required to be disclosed by applicable law or regulation.]

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the Securities Act, with respect to the Notes offered by this prospectus. The registration statement contains additional information about us and the Notes being offered by this prospectus.

We file with or submit to the SEC annual, quarterly and current reports, proxy statements and other information meeting the informational requirements of the Exchange Act. You may inspect and copy these reports, proxy statements and other information, as well as the registration statement and related exhibits and schedules, at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549-0102. You may obtain information on the operation of the Public Reference Room by calling the SEC at (202) 551-8090.

We maintain a website at www.alcentracapital.com and make all of our annual, quarterly and current reports, proxy statements and other publicly filed information available, free of charge, on or through our website. Information contained on our website is not incorporated into this prospectus, and you should not consider information on our website to be part of this prospectus. You may also obtain such information by contacting us in writing at 200 Park Avenue, 7th Floor, New York, New York 10166. The SEC maintains a website that contains reports, proxy and information statements and other information we file with the SEC at www.sec.gov. Copies of these reports, proxy and information statements and other information may also be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-0102.

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[            ] Shares

Alcentra Capital Corporation

Preferred Stock

PRELIMINARY PROSPECTUS SUPPLEMENT

[Underwriters]

Series       Preferred Stock

Liquidation Preference $    Per Share